Exhibit 99.1

MARTEN TRANSPORT REPORTS RECORD THIRD

QUARTER FINANCIAL RESULTS

15TH CONSECUTIVE QUARTER OF INCREASED EARNINGS

MONDOVI, Wis., Oct. 18, 2006 — Marten Transport, Ltd. (NasdaqGS:MRTN) announced today its financial and operating results for the third quarter and nine months ended Sept. 30, 2006.

For the third quarter of 2006, operating revenue increased 14.1%, to $135.8 million from $119.1 million for the 2005 quarter. For the nine-month period of 2006, operating revenue increased 15.7%, to $387.2 million from $334.8 million for the 2005 period.  Operating revenue included fuel surcharges of $22.5 million and $59.5 million for the third quarter and nine-month period of 2006, compared with $15.7 million and $38.1 million for the third quarter and nine-month period of 2005.  The Company’s revenue, before fuel surcharges, increased 9.6% over the 2005 quarter and 10.5% over the 2005 nine-month period.

For the third quarter of 2006, net income increased 5.7%, to $6.7 million from $6.4 million for the 2005 quarter. Net income per diluted share for the third quarter increased to 31 cents from 29 cents for the 2005 quarter.  For the nine-month period of 2006, net income increased 7.7%, to $19.3 million from $18.0 million for the 2005 period.  Net income per diluted share increased to 88 cents from 82 cents for the 2005 nine-month period.

“The third quarter of 2006 marked the 15th consecutive quarter of year-over-year growth in earnings for Marten Transport. Our team delivered another quarter of solid results, despite a generally acknowledged slowdown in freight volumes, high diesel prices, and fierce competition for drivers.  Our operating ratio for the quarter was a respectable 91.4%, or 89.7% netting fuel surcharges against fuel expense, as many of our peers do.

“We continue to feel very positive about Marten’s position in the marketplace with our business continuing to increase with our major accounts.  By offering high-quality service and dependable capacity of late-model equipment, we increased our average freight revenue per total mile approximately 3.9% versus the same quarter last year. We believe the rate and volume environment is indicative of solid customer demand, without the extreme volume and tightness in supply of equipment experienced in the second half of 2005,” said Chairman, President and Chief Executive Officer Randolph L. Marten.

“For the quarter, average freight revenue per tractor per week declined by 0.7% to $3,118.  Despite solid rate increases, average miles per tractor decreased approximately 4.4%.  The decrease was largely attributable to an increase in total tractor count and the challenges of recruiting and retaining sufficient drivers to seat tractors.

“Operating revenue expanded by 14.1% due to higher freight rates and growth in our non-freight revenue, consisting of our intermodal, brokerage, and MW Logistics operations, together with an increase in fuel surcharges.  Freight revenue grew by $3.4 million, to $101.9 million from $98.6 million in the third quarter of 2005.  Non-freight revenue grew by $6.5 million, to $11.3 million from $4.8 million in the prior year’s quarter. We believe the growth in our non-freight revenue indicates continued customer support for our services.  Combining these business units with our trucking operation shows revenue growth, before fuel surcharges, of $9.9 million, or 9.6%, over the third quarter of 2005.

“Looking forward, we expect customer demand for our temperature-controlled services to remain solid, with driver availability being the main constraint on growth.  Our annualized driver turnover was 67% during the quarter, much better than the industry average.  Our largest challenge continues to be the ability to find qualified, safe, and experienced drivers.

“The driver market has been and remains as difficult as we have ever seen it.  Based on our tractor delivery schedule into early 2007, we have the ability to expand our fleet by 300 to 400 tractors with 2006 engines or to maintain our fleet’s current size.  We intend to match as closely as possible the in-service schedule and our equipment dispositions to driver availability.  Our goal will be to grow the fleet modestly while increasing productivity.  Over the past year, we have increased the number of seated company trucks by 160, replacing the decrease in independent contractors and slightly increasing the overall number of seated trucks.

“We also expect to continue to expand our intermodal, brokerage, and MW Logistics business.  We currently have approximately 815 new trailers on order and plan to maintain or slightly expand our trailer to tractor ratio over the next several quarters to accommodate additional intermodal demand if that market remains attractive.  Our intermodal and brokerage operations together generate operating margins at least as strong as our trucking operations,” said Marten.

“At Marten, we remain very focused on the bottom line.  The main changes in our expenses related to the increase in miles driven by company drivers and the decrease in miles driven by independent contractors.  The decrease in independent contractor miles was offset by an increase in intermodal and brokerage operations, the expenses of which are recorded under purchased transportation.

“Even with diesel fuel prices declining at the end of the quarter, our net cost of fuel continued to increase.  Our average cost of fuel in the third quarter was $2.79 per gallon compared with $2.45 per gallon in the same quarter of 2005.  Fuel expense, net of fuel surcharges, and expressed as a percentage of freight revenue, increased 77 basis points over the third quarter of 2005.  Although we believe we have a good surcharge program, we recover less than 100% of fuel price increases.  Accordingly, our net cost of fuel increased due to higher average fuel prices and an increase in the miles driven by company drivers as compared with independent contractors.

“Salaries, wages, and benefits, as a percentage of freight revenue, increased 3.1% over the 2005 quarter, primarily due to an 8.1% increase in the number of miles driven by company drivers.  Administrative wages declined as a percentage of freight revenue as our ratio of tractors to non-driver personnel improved to 5.6 from 5.4 in the 2005 quarter.

“Insurance and claims remained positive at 4.5% of freight revenue in each of the 2006 and 2005 quarters.  We remain committed to operating with safe and experienced drivers.

“Our disciplined approach to managing our tractor and trailer fleets continued to generate solid gains during the quarter.  Gain on disposition of revenue equipment was $2.0 million in the 2006 quarter and $1.2 million in the same quarter of 2005, with more of the gain in the 2006 quarter from trailers instead of tractors. Looking forward, assuming the market for used equipment remains relatively constant, we expect the gain from equipment dispositions to be in a range consistent with the past several quarters at least through the first half of 2007.

“Depreciation increased with the newer fleet and the increase in trailers per tractor.  In addition, lower freight revenue per tractor less efficiently spread this fixed cost.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 91.4% for the third quarter of 2006 compared with 90.7% for the third quarter of 2005.  Netting fuel surcharges against fuel expense, as many of our peers do, would have produced an operating ratio of 89.7% for the third quarter of 2006 compared with 89.3% for the third quarter of 2005.

“During the quarter, we continued to maintain and grow our modern fleet of tractors and trailers. We purchased 144 tractors and disposed of 80 tractors for net company fleet growth of 64 units during the quarter and 228 units compared with the number of company-owned tractors at Sept. 30, 2005.  At Sept. 30, 2006, the average age of our tractor fleet was 1.4 years, approximately the same as a year ago.  During the quarter we also purchased 210 trailers and disposed of 200 trailers for net trailer growth of 10 units during the quarter and 413 units compared with the number of trailers at Sept. 30, 2005.  At Sept. 30, 2006, the average age of our trailer fleet was 2.2 years, compared with 3.0 years at Sept. 30, 2005.

“For the quarter we invested $18.1 million in new revenue equipment, net of proceeds of dispositions, while our total debt increased by $3.7 million.  The remainder was funded by cash flow from operations.  At Sept. 30, our balance sheet reflected approximately $215.6 million in stockholders’ equity and $59.8 million in borrowed debt, for a debt-to-capitalization ratio of approximately 21.7%.

“For the remainder of the year, we expect to purchase approximately 250 tractors, all of which will be equipped with 2006 engines.  Some of these units will not be placed in service until 2007.  At this time we have not decided how many will be incremental growth units and how many will be offset with trades.  Driver availability will be the main factor in that decision.  Following the purchase of these tractors, we expect that our fleet age will allow us to defer any additional tractor purchases until 2008 if we desire.

“Our net capital expenditures of $88.5 million in 2005 and an estimated $80.0 million in 2006 have represented a major investment to avoid the higher cost and less-efficient tractors which are mandated by federal emissions regulations beginning in 2007 and build our trailer to tractor ratio for intermodal service.  We expect capital expenditures in 2007 to decrease to a range of approximately $35 million to $45 million, net of proceeds of dispositions.  Assuming net capital expenditures in that range and operating margins similar to the margins this year, we expect to generate cash flow to retire a substantial amount of our debt in 2007 or provide flexibility for other purposes.

“During the quarter we expanded our business with major customers, continued to seek only the best drivers, invested in new tractors and trailers, and observed strict cost controls.  The result was a growing and profitable business that produced our 15th consecutive quarter of increased earnings versus the prior year.  Looking ahead, for the entire year of 2006, we expect revenue before fuel surcharges to grow approximately 10% and to achieve an operating ratio of approximately 90%, netting fuel surcharges against fuel expense.  With an already strong balance sheet and net capital expenditures poised to drop after two years of heavy investment, we believe Marten is well-positioned for continued success,” said Marten.

The Company also noted the following information:

Marten Transport will not hold a conference call to discuss its third quarter results.  Instead, the Company has expanded its quarterly press release disclosure and believes this affords a favorable combination of widespread, fair, and timely disclosure to stockholders and other interested parties.  The Company expects to continue with the expanded written disclosure format in future periods.

Marten Transport, with headquarters in Mondovi, Wisconsin, is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward looking statements involve, among other things, expectations regarding revenue growth, operating ratio, capital expenditures, free cash flow, and tractor additions.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACTS: Randy Marten, Chairman, President and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share information)	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash	$2,611	$1,080
Marketable securities	607	494
Receivables:
Trade, net	55,418	47,383
Other	9,554	6,975
Prepaid expenses and other	11,501	13,264
Deferred income taxes	5,140	3,873

Total current assets	84,831	73,069

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	394,148	362,280
Accumulated depreciation	(94,250)	(92,342)

Net property and equipment	299,898	269,938

Other assets	5,033	6,726

TOTAL ASSETS	$389,762	$349,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$266	$1,446
Accounts payable and accrued liabilities	24,412	26,203
Insurance and claims accruals	13,897	13,126
Current maturities of long-term debt	5,000	5,000

Total current liabilities	43,575	45,775

Long-term debt, less current maturities	54,782	43,300
Deferred income taxes	74,875	66,310

Total liabilities	173,232	155,385

Minority interest	904	431

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,757,211 shares at September 30, 2006, and 21,573,220 shares at December 31, 2005, issued and outstanding	218	216
Additional paid-in capital	73,423	71,045
Retained earnings	141,985	122,656

Total stockholders’ equity	215,626	193,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$389,762	$349,733

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share information)	2006	2005	2006	2005

OPERATING REVENUE	$135,812	$119,081	$387,229	$334,787
OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	36,216	31,994	106,455	92,606
Purchased transportation	22,051	21,375	62,931	62,016
Fuel and fuel taxes	37,744	29,644	102,678	76,264
Supplies and maintenance	8,386	7,336	24,392	20,796
Depreciation	11,257	9,447	32,823	27,782
Operating taxes and licenses	1,884	1,965	5,535	5,282
Insurance and claims	4,630	4,429	14,602	13,307
Communications and utilities	962	836	2,700	2,488
Gain on disposition of revenue equipment	(1,983)	(1,182)	(5,723)	(3,292)
Other	2,952	2,191	8,322	6,660

Total operating expenses	124,099	108,035	354,715	303,909

OPERATING INCOME	11,713	11,046	32,514	30,878

OTHER EXPENSES (INCOME):
Interest expense	928	549	2,683	1,690
Interest income and other	(260)	(430)	(861)	(1,216)
Minority interest	261	274	611	591
	929	393	2,433	1,065

INCOME BEFORE INCOME TAXES	10,784	10,653	30,081	29,813

PROVISION FOR INCOME TAXES	4,048	4,279	10,752	11,861

NET INCOME	$6,736	$6,374	$19,329	$17,952

BASIC EARNINGS PER COMMON SHARE	$0.31	$0.30	$0.89	$0.83

DILUTED EARNINGS PER COMMON SHARE	$0.31	$0.29	$0.88	$0.82

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

For period:(1)
Average operating revenue per total mile	$1.988	$1.735	$1.893	$1.636
Average freight revenue per total mile(2)	$1.492	$1.436	$1.471	$1.392
Average miles per tractor(3)	27,468	28,729	82,099	85,469
Average operating revenue per tractor per week(3)	$4,154	$3,793	$3,985	$3,585
Average freight revenue per tractor per week(2)(3)	$3,118	$3,140	$3,096	$3,051
Average miles per trip	928	928	936	948
Non-revenue miles percentage(4)	7.6%	7.4%	7.5%	7.3%
Total miles — company-employed drivers (in thousands)	56,303	52,097	165,763	152,598
Total miles — independent contractors (in thousands)	12,029	16,533	38,771	52,080

At September 30, 2006, and September 30, 2005:
Total tractors(3)	2,543	2,451
Average age of company tractors (in years)	1.4	1.4
Total trailers	3,718	3,305
Average age of company trailers (in years)	2.2	3.0
Ratio of trailers to tractors(3)	1.5	1.3
Ratio of tractors to non-driver personnel(3)	5.6	5.4

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2006	2005	2006	2005

Net cash provided by operating activities	$14,087	$17,627	$44,817	$45,539
Net cash used for investing activities	17,624	20,300	55,480	48,411

Weighted average shares outstanding:
Basic	21,756	21,542	21,726	21,502
Diluted	21,946	21,968	21,955	21,950

(1)             The statistics for the periods presented exclude tractors and miles associated with non-freight revenue.

(2)             Excludes revenue from fuel surcharges and non-freight revenue.

(3)             Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 366 and 502 tractors as of September 30, 2006, and 2005, respectively.

(4)             Represents the percentage of miles for which the company is not compensated.